For the fiscal period ended 12/31/03
File number 811-3623

			SUB-ITEM 77-0

			EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
SP PIMCO High Yield Portfolio

1.   Name of Issuer:
	Moore North America Finance

2.   Date of Purchase
	03/11/03

3.   Number of Securities Purchased
	8,000

4.   Dollar Amount of Purchase
	$794,392

5.   Price Per Unit
	$99.299

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Salomon Smith Barney

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Deutsche Bank Securities
Morgan Stanley
Credit Lyonnais Securities
BNP Paribas
Banc One Capital Markets
CIBC World Markets
Fleet Securities
Scotia Capital